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INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Post Effective Amendment No. 1 to Registration Statement No. 333-07787 of Mitek Systems, Inc. of our report dated November 10, 1995, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.



Deloitte & Touche LLP



San Diego, California
November 19, 1996